Exhibit 2 a (i)

CERTIFICATE OF TRUST

OF

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

This Certificate of Trust has been duly executed and is being filed in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.).

FIRST: The name of the statutory trust formed hereby is “Private Advisors Alternative Strategies Master Fund” (the “Trust”).

SECOND: The Trust is, or will become prior to or within 180 days following the first issuance of its beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

THIRD: The address of the registered office of the Trust in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FOURTH: The name and address of the Trust’s registered agent for service of process in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

FIFTH: This Certificate of Trust shall be effective upon filing in the Office of the Secretary of State of the State of Delaware.

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Exhibit 2 a (i)

IN WITNESS WHEREOF, the undersigned being the Trustees of the Trust, have duly executed this Certificate of Trust as of this 14th day of December, 2011.

PRIVATE ADVISORS ALTERNATIVE STRATEGIES MASTER FUND

By:	/s/ Susan B. Kerley
Susan B. Kerley, as Trustee not individually

/s/ John Y. Kim
John Y. Kim, as Trustee not individually

/s/ Alan R. Latshaw
Alan R. Latshaw, as Trustee not individually

/s/ Peter Meenan
Peter Meenan, as Trustee not individually

/s/ Richard H. Nolan, Jr.
Richard H. Nolan, Jr., as Trustee not individually

/s/ Richard S. Trutanic
Richard S. Trutanic, as Trustee not individually

/s/ Roman L. Weil
Roman L. Weil, as Trustee not individually

/s/ John A. Weisser, Jr.
John A. Weisser, Jr., as Trustee not individually